SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934




                                December 16, 2005

                              Diomed Holdings, Inc.


          Delaware                      000-32045               84-1480636
(State or other jurisdiction of   (Commission File Number)     (IRS Employer
       incorporation)                                        Identification No.)

            1 Dundee Park
              Andover, MA                                        01810
(Address of Principal Executive Offices)                       (Zip Code)


       Registrant's telephone number, including area code: (978-475-7771)

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ITEM 1.01 - Entry into a Material Definitive Agreement.

On December 16, 2005, the Board of Directors of Diomed Holdings, Inc. (the "Company") determined to accelerate the vesting of those of the Company's unvested stock options previously awarded to the directors, officers and employees of the Company pursuant to the Company's 2003 Omnibus Incentive Plan, 2001 Stock Option Plan and 1998 Stock Option Plan (the "Plans") with an exercise price greater than $4.00 per share. The closing price of the Company's common stock on the American Stock Exchange on December 16, 2005 was $1.90. As a result of this acceleration, the Company will recognize no compensation expense for options to acquire approximately 574,000 shares of common stock (representing approximately 3% of the shares of Company's common stock outstanding on December 16, 2005) which would have vested during the fiscal years ended December 31, 2006 and 2007.

The Board accelerated the vesting of these outstanding stock options pursuant to its authority under the Plans. The Board's decision to accelerate the vesting of these outstanding stock options was made in light of the issuance by the Financial Accounting Standards Board of Statement of Financial Accounting Standard No. 123 (revised in 2004), entitled "Share-Based Payment" ("SFAS No. 123R"). By accelerating the vesting of these options, the Company believes that pursuant to SFAS No. 123R, the Company will not be required to recognize any compensation expense in the current year or in the future periods associated with these options. Had the Board not accelerated the vesting of these stock options, the Company estimates that it would have had to recognize approximately $1,143,000 and $514,000 in additional compensation expense for the fiscal years ended December 31, 2006 and 2007, respectively.

ITEM 9.01 - Financial Statements and Exhibits.

(c)   Exhibits

99.1  Press release of Diomed Holdings, Inc., issued December 16, 2005

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                              Diomed Holdings, Inc.
                                              (Registrant)

Date:    December 16, 2005                    By:     /s/  DAVID B. SWANK
                                                     ---------------------
                                              Name:  David B. Swank
                                              Title: Chief Financial Officer

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                                      EXHIBIT INDEX

Exhibit No.              Description
-----------              -----------

99.1                     Press release of Diomed Holdings, Inc., issued
                         December 16, 2005